Proxy Results

Tri-Continental Corporation Stockholders voted on the following proposals at the Annual Meeting of Stockholders on May 20, 2004, in Philadelphia, PA. The description of each proposal and the voting results are stated below. Each nominee for Director was elected, the selection of Deloitte & Touche LLP as auditors for 2004 was ratified, and the Stockholder proposal was not adopted.


                                      For               Withheld

Election of Directors:
Alice S. Ilchman              81,550,082.155          5,857,211.843
Frank A. McPherson            81,661,892.656          5,745,401.342
Leroy C. Richie               81,589,833.098          5,817,460.900
Brian T. Zino                 81,662,782.734          5,744,511.264



                                 For              Against            Abstain



Ratification of Deloitte &
Touche LLP as auditors        84,428,810.233    1,894,022.592   1,084,419.173


                                 For              Against            Abstain
Stockholder Proposal -
Cumulative Voting
for Directors                 14,062,070.249   37,704,579.353   4,020,241.396